Exhibit 99.1

FOR:	Consolidated Graphics, Inc.

CONTACT:	Jon C. Biro
Chief Financial Officer
Consolidated Graphics, Inc.
(713) 787-0977

Christine Mohrmann/Alexandra Tramont
FD
(212) 850-5600

FOR IMMEDIATE RELEASE

CONSOLIDATED GRAPHICS TO PRESENT AT SIDOTI & COMPANY INVESTOR FORUM

HOUSTON, TEXAS — March 21, 2011 - Consolidated Graphics, Inc. (NYSE: CGX) today announced that it will be presenting an overview of the Company at the Sidoti & Company Fifteenth Annual Emerging Growth Institutional Investor Forum in  New York on Tuesday, March 22, 2011.  Joe R. Davis, Chairman and Chief Executive Officer, and Jon C. Biro, Executive Vice President and Chief Financial Officer, will conduct the presentation, which will cover the Company’s positioning as a leader in the general commercial printing industry, its operating philosophy, growth strategies and recent financial performance.

A copy of management’s presentation will be posted on the Company’s Web site at www.cgx.com on the morning of March 22, 2011.

Consolidated Graphics, Inc. (CGX), headquartered in Houston, Texas, is one of North America’s leading general commercial printing companies. With 70 printing businesses strategically located across 27 states, Toronto, and Prague, and a presence in Asia, Consolidated Graphics offers an unmatched geographic footprint, unsurpassed capabilities, and unparalleled levels of convenience, efficiency and service. With locations in or near virtually every major U.S. market, Consolidated Graphics provides the service and responsiveness of a local printer enhanced by the economic, geographic and technological advantages of a large national organization.

Consolidated Graphics’ vast and technologically advanced sheetfed and web printing capabilities are complemented by the world’s largest integrated digital footprint. By coupling North America’s most comprehensive printing capabilities with strategically located fulfillment centers and industry-leading technology, Consolidated Graphics delivers end-to-end print production and management solutions that are based on the needs of our customers to improve their results. For more information, visit www.cgx.com.

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